EXHIBIT 10.3

HASBRO, INC.

RESTATED 2003 STOCK INCENTIVE PERFORMANCE PLAN

CONTINGENT STOCK PERFORMANCE AWARD

[____________], 2010 GRANT

AGREEMENT, made effective as of [________], 2010, by and between HASBRO, INC., a Rhode Island corporation (the "Company") and the designated contingent stock performance award recipient (the "Participant").

WHEREAS, the Participant is eligible to participate in the Company's Restated 2003 Stock Incentive Performance Plan, as amended (the "Plan"), and

WHEREAS, the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"), acting in accordance with the provisions of the Plan, granted to Participant a contingent stock performance award dated [__________], 2010 designed to reward the Participant for the Participant’s efforts in contributing to the Company’s achievement of certain stated financial goals, and

WHEREAS, the stock performance award provides the Participant with the ability to earn shares of the Company’s common stock, par value $.50 per share (the "Common Stock"), contingent on the Company’s performance in achieving pre-established cumulative diluted earnings per share (“EPS”) and cumulative net revenue (“Revenues”) performance targets over the period beginning on December 28, 2009 and ending on December 30, 2012 (the “Performance Period”), subject to and upon the terms and conditions set forth in the Plan and as hereinafter set forth.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the parties hereto agree as follows:

W I T N E S S E T H:

1.

The Company confirms the grant by the Committee to the Participant on [_____________], 2010, and pursuant to the Plan, a copy of which is attached hereto as Appendix A and the provisions of which are incorporated herein as if set forth in full, of a contingent stock performance award (the “Award”) subject to and upon the terms and conditions set forth in the Plan and the additional terms and conditions hereinafter set forth.  The Award is evidenced by this Agreement.  In the event of any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern. Terms used herein and not otherwise defined shall have the meaning set forth in the Plan.

2.

This Agreement relates to an Award providing the Participant with the potential ability to earn shares of the Company’s common stock, par value $.50 per share (the "Common Stock"), contingent on the Company’s performance in achieving its pre-established cumulative EPS and Revenues targets over the Performance Period.  The EPS and Revenues targets for the Performance Period are set forth below:

EPS

$[________]

Revenues

$[_________]

Except as is otherwise set forth in this Agreement, the Participant shall not have any ability to receive any shares of Common Stock pursuant to this Award until the Performance Period is completed.  Following the end of the Performance Period, the Committee will determine the Company’s cumulative EPS and Revenues over the Performance Period.  The Committee will certify the Company’s cumulative EPS and Revenues over the Performance Period as promptly as is reasonably possible following the completion of the Performance Period, but in no event later than 75 days following the completion of the Performance Period.

3.

For purposes of this Award, the Company’s cumulative EPS and Revenues over the Performance Period will be computed on a consolidated basis in the same manner used by the Company in computing its consolidated financial performance under generally accepted accounting principles (“GAAP”), except for the following deviations from GAAP: (i) EPS and Revenues will be computed excluding the impact of any changes in accounting rules that are effective after the date of this Agreement and which impact the Company’s reported net earnings or Revenues results by $10,000,000 or more, individually or in the aggregate, in any fiscal year during the Performance Period, (ii) EPS and Revenues will exclude the impact of any acquisitions or dispositions consummated by the Company during the Performance Period which have, individually or in the aggregate, either a total acquisition price, or total sale price, respectively, of $100 million or more, as such acquisition price or sales price is determined in good faith by the Committee, (iii) EPS and Revenues will be calculated excluding the impact of any major discrete restructuring activities undertaken by the Company after the date of this Agreement which result in costs or charges to the Company of $10,000,000 or more, individually, in any fiscal year during the Performance Period,  and (iv) EPS and Revenues will be calculated based on actual results translated at exchange rates established at the beginning of  the Performance Period.

4.

The target number of shares of Common Stock which may be issuable under this Award in the event of 100% achievement of the pre-established cumulative EPS and Revenues measures over the Performance Period is the specified number of shares communicated to the Participant (the “Target Shares”).  The following table sets forth the contingent number of shares of Common Stock which the Participant may actually earn under this Award, as a percentage of the Target Shares, based upon certain performances by the Company in achieving the EPS and Revenues targets.  It is understood and agreed by the Participant, however, that the Committee retains sole and absolute discretion in all cases to reduce the number of shares of Common Stock, if any, to actually be delivered to the Participant to any number, below the number of shares otherwise called for under this Award, as the Committee may deem appropriate.  To compute the actual number of shares of Common Stock, if any, which may be earned by the Participant (prior to any reduction in such number by the Committee) the respective cumulative EPS and Revenues performances of the Company, as certified by the Committee following completion of the Performance Period, are applied to the following table.   The appropriate box in the table corresponding with the actual cumulative EPS and Revenues performance, as so certified by the Committee, sets forth the number of shares of Common Stock, if any, as a percentage of the Target Shares, which may be earned by the Participant over the Performance Period (prior to any reduction in such number by the Committee).

Revenues Measure

EPS Measure	Revenues 25% or more over Target	Revenues of at least 10% over, but not 25% or more over, Target	Revenues of at least Target but not 10% or more over Target	Revenues of at least 95% of Target but less than Target	Revenues of at least 90% of Target but less than 95% of Target	Revenues of under 90% of Target
EPS of 25% or more over Target	200%	163%	150%	138%	125%	0%
EPS at least 10% over, but not 25% or more over, Target	163%	125%	113%	100%	88%	0%
EPS of at least Target but not 10% or more over Target	150%	113%	100%	88%	75%	0%
EPS of at least 95% of Target but less than Target	138%	100%	88%	75%	63%	0%
EPS of at least 90% of Target but less than 95% of Target	125%	88%	75%	63%	50%	0%
EPS under 90% of Target	0%	0%	0%	0%	0%	0%

By way of illustration, if the percentage of the Revenues target achieved is 120% and the percentage of the EPS target achieved is 95%, the Participant would earn 100% of the  Target Shares of Common Stock, subject to a reduction in such number at the sole discretion of the Committee.

5.  Once the Company has determined the number of shares of Common Stock, if any, which may be earned by the Participant based on the cumulative EPS and Revenues performance of the Company, and taking into account the exercise of any discretion of the part of the Committee to reduce such number by any amount which the Committee deems appropriate, the Company or its designee will as promptly as possible thereafter, but in all events not later than the 15th day of the third month following the end of the calendar year in which the Performance Period ends, issue any such shares of Common Stock which have been deemed earned to the Participant.

6.   The Participant shall consult with the Company or its designee in advance of the issuance of any shares pursuant to this Award so as to designate the manner in which the Participant wishes to pay any withholding taxes due.  Each Participant shall deliver to the Company or its designee, a check payable to Hasbro, Inc. or its designee, or a wire transfer to such account of the Company or its designee, as the Company may designate, in United States dollars, in the amount of any withholding required by law for any and all federal, state, local or foreign taxes payable as a result of the Participant earning any shares under this Award or being issued any shares pursuant to the provisions below based on certain other events.  Alternatively, a Participant may elect to satisfy the minimum withholding taxes required by law payable as a result of the issuance of any shares pursuant to this Award (the "Taxes"), in whole or in part, either (i) by having the Company withhold from the shares of Common Stock to be issued pursuant to this Award or (ii) delivering to the Company or its designee shares of Common Stock already owned by the Participant and held by the Participant for at least six (6) months (represented by stock certificates duly endorsed to the Company or its designee or accompanied by an executed stock power in each case with signatures guaranteed by a bank or broker to the extent required by the Company or its designee), in each case in an amount whose Fair Market Value on the date the Participant has become entitled to such shares pursuant to this Award is either equal to the Taxes or less than the Taxes, provided that a check payable to Hasbro, Inc. or its designee, or a wire transfer to such account of the Company or its designee as the Company may designate, in United States dollars for the balance of the Taxes is also delivered to the Company, or its designee, at the time of issuance.  If the Participant fails to make a timely election pursuant to the preceding provisions and does not timely remit payment of the required withholding taxes, then the Participant’s tax withholding requirements will be satisfied through the withholding of shares of Common Stock and to the extent a fractional share needs to be withheld, the Company or its designee will withhold the next highest number of full shares and will remit the value of the fraction of a share which exceeds the required withholding to the Participant. As soon as practicable after receipt of the withholding taxes and any other materials or information reasonably required by the Company or its designee, the Company or its designee shall deliver or cause to be delivered to the Participant a certificate or certificates, or such other method of delivery as the Company or its designee shall agree to with the Participant, for the shares payable pursuant to the Award (less any shares deducted to pay Taxes).

7.

Until such time, if any, that actual shares of Common Stock become due and are issued to the Participant in accordance with the terms of this Agreement, the Participant will not have any dividend or voting rights with respect to any shares which may be issuable in the future pursuant to this Award.  The Participant’s rights under this Award shall be no greater than those of an unsecured general creditor of the Company, and nothing herein shall be construed as requiring the Company or any other person to establish a trust or to set aside assets to meet the Company’s obligations hereunder.

8.

(a)   If a Participant who is an employee of the Company or of a direct or indirect subsidiary of the Company dies before the Performance Period is completed, then the Company will issue the number of shares of Common Stock to the executor, administrator or trustee of the Participant’s estate, or the Participant’s legal representative, as the case may be, that is computed by multiplying: (i) the number of shares of Common Stock which would have been issuable to the Participant pursuant to the Award assuming completion of the Performance Period and the Company’s achievement over the Performance Period of cumulative EPS and Revenues equal to target in each case by (ii) a fraction, the numerator of which is the number of days from the start of the Performance Period to the date that the Participant died and the denominator of which is the total number of days in the Performance Period.  This pro-rated target award, as it may be reduced by the Committee in the Committee’s sole and absolute discretion, will be payable as soon following the Participant’s death as is reasonably practicable.  If a Participant dies after the end of the Performance Period, but prior to the delivery of any shares of Common Stock issuable pursuant to this award, then the Company or its designee will issue to the Participant’s estate, or the Participant’s legal representative, as the case may be, the number of shares of Common Stock, if any, which would have otherwise been issuable to the Participant if the Participant had not died.

(b)  If  a Participant with at least one year of Credited Service of the Company suffers a permanent physical or mental disability (as defined below), before the Performance Period is completed, then the Participant’s Award will remain outstanding during the remaining portion of the Performance Period.  At the end of the Performance Period the Committee will compute how many, if any, shares of Common Stock would be issuable pursuant to the Award based on the Company’s performance against its cumulative EPS and Revenues targets.  That actual number of shares of Common Stock which would have been earned under the Award over the entire Performance Period will then be multiplied by a fraction the numerator of which is the number of days from the start of the Performance Period to the date that the Participant became disabled and the denominator of which is the total number of days in the Performance Period.  This pro-rated number of shares, as it may be reduced by the Committee in the Committee’s sole and absolute discretion, will then be issuable to the Participant in the same manner as shares are issued to other Participants.

(c)   If a Participant who is an employee of the Company or of a direct or indirect subsidiary of the Company retires at either an Early Retirement Date or a Normal Retirement Date (each as defined below), before the Performance Period is completed, provided that the Participant executes, or has previously executed, a non-compete agreement in the form established by the Company, then the Participant’s Award will remain outstanding during the remaining portion of the Performance Period.  At the end of the Performance Period the Committee will compute how many, if any, shares of Common Stock would be issuable pursuant to the Award based on the Company’s performance against its cumulative EPS and Revenues targets.  That actual number of shares of Common Stock which would have been earned under the Award over the entire Performance Period will then be multiplied by a fraction the numerator of which is the number of days from the start of the Performance Period to the date that the Participant retired and the denominator of which is the total number of days in the Performance Period.  This pro-rated number of shares, as it may be reduced by the Committee in the Committee’s sole and absolute discretion, will then be issuable to the Participant in the same manner as shares are issued to other Participants.

(d)

If a Participant ceases to be employed by the Company or by a direct or indirect subsidiary of the Company before the end of the Performance Period for any reason other than the reasons set forth in subsections (a), (b) and (c) of this Section 8, the Award will be forfeited and the Participant will not have any further rights under the Award, including, without limitation, any rights to receive shares of Common Stock.

For purposes of subsections (a), (b) and (c) above:

*

"Credited Service" shall mean:  the period of a Participant's employment considered in determining whether the Participant is eligible to receive benefits upon termination of employment under the Company’s applicable retirement plan.

*

"Early Retirement Date" shall mean:  the day on which a Participant who has attained age fifty-five (55), but has not reached age sixty-five (65), with ten (l0) or more years of Credited Service, retires.  A Participant is eligible for early retirement on the first day of the calendar month coincidental with or immediately following the attainment of age fifty-five (55) and the completion of ten (l0) years of Credited Service, and "early retirement" shall mean retirement by an eligible Participant at the Early Retirement Date.

*

"Normal Retirement Date" shall mean:  the day on which a Participant who has attained age sixty-five (65) with five (5) or more years of Credited Service, retires. A Participant is eligible for normal retirement on the first day of the calendar month coincident with or immediately following the Participant's attainment of age sixty-five (65) and completion of five (5) or more years of Credited Service, and "normal retirement" shall mean the retirement by an eligible Participant at the Normal Retirement Date.

*

"permanent physical or mental disability" shall mean:  a Participant's inability to perform his or her job or any position which the Participant can reasonably perform with his or her background and training by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration, all as determined by the Committee in its discretion.

9.

In the event of a Change in Control (as defined in the Plan) prior to the end of the Performance Period, this Award will be treated in accordance with the provisions of the Plan applicable to a Change in Control, provided, however, that for purposes of computing the payment due to the Participant as a result of the Change in Control, (i) the full number of Target Shares will be used (as opposed to the actual number of shares, if any, that may be issuable based on performance through the date of the Change in Control) and (ii) no pro-ration of the Award will be applied to account for less than the full Performance Period having had elapsed as of the date of the Change in Control.

10.

The adjustment provisions set forth in Section 8 of the Plan shall apply to this Award.

11.

This Award shall not be transferable by the Participant, in whole or in part, except in accordance with Section 7 of the Plan.  Any purported assignment, transfer, pledge, hypothecation or other disposition of the Award or any interest therein contrary to the provisions of the Plan, and the levy of any execution to, or the attachment or similar process upon, the Award or any interest therein, shall be null and void and without effect.

12.

Subject to the applicable provisions of the Plan, and particularly to Section 7 of the Plan, this Agreement shall be binding upon and shall inure to the benefit of Participant, Participant 's successors and permitted assigns, and the Company and its successors and assigns.

13.

This Agreement shall be construed and enforced in accordance with the internal laws of the State of Rhode Island and Providence Plantations and applicable Federal law.

IN WITNESS WHEREOF, the Company and the Participant have entered this Agreement effective as of the day and year first above written.  By accepting the terms of the award represented by this Agreement through an electronic form offered by the Company, or the Company’s designee, the Participant hereby agrees to the terms of this Agreement with the same effect as if the Participant had signed this Agreement.

HASBRO, INC.

By: /s/ Brian Goldner

          Brian Goldner

          President and Chief Executive Officer

By: _________________________

Participant